Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

June 30, 2005

For Immediate Release

Royster-Clark, Inc. Announces Withdrawal Deadline To Holders of its 10 1/4%

First Mortgage Notes due 2009

New York, NY, June 30, 2005 — Royster-Clark, Inc. (the “Company”) announced today that it has received consents from holders of $167,215,000 aggregate principal amount of its outstanding 10 1/4% First Mortgage Notes due 2009 (the “Notes”) in connection with its previously announced tender offer and consent solicitation, representing approximately 84% of the total Notes outstanding. Accordingly, as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 16, 2005 (the “Statement”) and the related Consent and Letter of Transmittal, the “Withdrawal Deadline” has occurred. Holders can no longer withdraw tendered Notes and related consents. If the tender offer is terminated without the Company having purchased any Notes, the Company will promptly return the Notes to the tendering holders.

The consents are sufficient to execute a supplemental indenture that would effect the proposed amendments to the indenture governing the Notes (the “Supplemental Indenture”) as more fully described in the Statement and the related Consent and Letter of Transmittal.

The Company will proceed to execute the Supplemental Indenture. Although it will be executed, the Supplemental Indenture and the amendments will only become operative if the Company accepts the Notes for payment pursuant to the terms of the tender offer as set forth in the Statement and the related Consent and Letter of Transmittal. When the amendments become operative, they will be binding on all holders of Notes whether or not a holder tendered its Notes for purchase in the tender offer.

The tender offer expires at 12:00 p.m., midnight, New York City time, on July 14, 2005, unless extended or earlier terminated by the Company (the “Expiration Date”).

The closing of the tender offer is subject to certain conditions with respect to the Notes, including without limitation, that the Company has received on or prior to the Expiration Date net proceeds from the related Transactions (as defined in the Statement) or other available sources of cash, in each case, on terms and conditions satisfactory to the Company in its sole discretion and in an amount sufficient to pay the aggregate total consideration payable pursuant to the tender offer, plus all fees and expenses related to the tender offer and the consent solicitation.

CIBC World Markets is the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager, Attention: Brian Perman. The Dealer Manager may be telephoned toll-free at (800) 274-2746 or at (212) 885-4489.

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, 22nd Floor, New York, NY 10005. The Information Agent may be telephoned toll-free at (800) 848-2998 or at (212) 269-5550.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The full terms of the tender offer and consent solicitation are set forth in the Statement and the related Consent and Letter of Transmittal.

Royster-Clark, Inc., headquartered in Norfolk, Virginia, is one of the nation’s largest retailers of fertilizer products, carrying a broad line of agricultural inputs and providing services to farmers.

Note regarding forward looking statements: Statements made by Royster-Clark, Inc. which are not historical facts are forward looking statements that involve risks and uncertainties. Statements including the words “anticipate”, “expect”, “project”, “foresee”, “believe”, and “feel”, also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 31, 2004.

For more information, contact Paul Murphy, 757-222-9513.